Exhibit 10.3

LICENSE AGREEMENT (Star)

THIS LICENSE AGREEMENT (the "License Agreement") was originally made as of the 26th day of December, 1988, and is hereby amended and restated as of November 30, 2009, by and between STAR PUBLISHING COMPANY, an Arizona corporation ("Licensor"), and TNI PARTNERS, an Arizona partnership ("Licensee").

WHEREAS, Licensor and CITIZEN PUBLISHING COMPANY, an Arizona corporation, have entered into an Amended and Restated Management Agreement dated as of the date hereof (the "Contract"), and have formed the Licensee under a Partnership Agreement (the "Partnership Agreement"), for the purpose of publishing The Arizona Daily Star, owned by Licensor, and the Tucson Citizen owned by Citizen Publishing Company, all on the terms set forth in the Contract; and

WHEREAS, the Contract provides that Licensor shall grant to Licensee a license as hereinafter provided;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties agree as follows:

1. Grant of License. Licensor hereby grants Licensee a royalty-free license and right (which license and right shall be exclusive against all persons and entities, except for Licensor and its Affiliates, as that term is defined in the Partnership Agreement, subject to the provisions of Section 3 herein) to use (i) the whole or any part of the name, title, and masthead of the Star Products (as defined in the Contract) and all intangible rights and privileges of whatever kind belonging to or incidental thereto, including any and all copyrights and trademarks relating thereto and any and all copyrights, and the right to renew the same, on issues of The Arizona Daily Star and any Star Product published before, on or after the date hereof, and the right to reprint all or any party thereof (collectively the "Names"); (ii) all lists relating to subscriptions, bulk sales, circulation, dealers and sub-dealers of The Arizona Daily Star and any Star Product, together with all records and other lists relating to or concerning the following: routes, daily draws by editions, distributions, delivery, sales, subscriptions and returns of The Arizona Daily Star and any Star Product in any territory, all lists of dealers and agencies served by all distribution methods in the City of Tucson, its metropolitan areas and in all cities and towns served by The Arizona Daily Star or any other Star Product, including a list of dealer and agency deposits, if any; and (iii) lists of all advertisers and advertising contracts relating to The Arizona Daily Star and any Star Product and related advertiser information, including dates of contracts, names and addresses of advertisers, space contracted for, frequency of insertions, rates per line, expiration dates and any special conditions, records requirements or publication orders with advertisers with the dates thereof, and any special agreements or commitments with advertisers, as well as lists of all insertion orders (the items in clauses (ii) and (iii) are collectively referred to as the "Intangibles").

2. Term. The term of this License shall remain in effect for so long as and only for so long as the Contract remains in effect.

3. Use by Licensor. Licensor shall maintain quality control of the manner in which the Names are used by Licensee, all as provided in Contract. Neither Licensor, Lee Enterprises, Inc. nor any of their respective Affiliates shall use any of the Names or the Intangibles in connection with the printing or distribution of a daily newspaper, the dissemination of news or editorial information, or the sale or dissemination of advertising, in each case in the Tucson, Arizona metropolitan area, or otherwise in competition with the activities of the Licensee contemplated or permitted by the Contract. Notwithstanding the foregoing, Licensor, Lee Enterprises, Inc., and their respective Affiliates may engage in those activities described in the last sentence of Section 3.3(c) of the Partnership Agreement.

4. Default. If, for a period of six consecutive months, Licensee uses neither the Names nor the Intangibles, or if Licensee becomes insolvent, or if Licensee initiates proceedings in any court under any bankruptcy, reorganization or similar law or for the appointment of a trustee or receiver of Licensee's property, or if Licensee is adjudicated a bankrupt or debtor under any bankruptcy, reorganization or similar law, or if there shall be a default in the performance of any agreement herein contained on the part of Licensee and such default remains uncured for more than 180 days after written notice of such default is given by Licensor, this License Agreement (if Licensor so elects by written notice to Licensee) shall thereupon become null and void, and Licensee shall have no further right to use of the Names or the Intangibles.

5. Assignment. Licensee shall not, without Licensor's prior written consent, which consent shall not be unreasonably withheld, assign, directly or indirectly, its rights hereunder, except that no such consent shall be required if such assignment is made pursuant to Section 7.2 of the Partnership Agreement.

6. Indemnification. Licensor agrees to indemnify and hold Licensee and its officers, agents and employees harmless from and against any and all claims, actions, liabilities, losses, damages, costs and expenses including reasonable attorneys' fees, arising out of any claim that Licensor did not have the right and power to enter into and perform this License Agreement and to license the Names and the Intangibles to Licensee as provided in this License Agreement without infringing the rights of any third party. Licensor shall have the right to defend any such claim or action at Licensor's own expense with counsel of its selection, in which event Licensee shall have the right at its expense to participate in such defense with counsel of its own selection. Licensee shall notify Licensor promptly of any adverse use or infringement of the use of the Names by any third parties and assist Licensor in all reasonable ways in the protection thereof. Subject to the first sentence of this Section 6, Licensor shall not be liable to Licensee for any loss or liability suffered by Licensee by reason of Licensee's use of the Names or the Intangibles or by reason of any infringement thereof by any third parties unless caused by Licensor.

7. Waivers. No assent, express or implied, by either party hereto, to any breach of any of the other party's covenants or agreements shall be deemed or taken to be a waiver of any succeeding breach of the same covenant or agreement.

8. Notices. Each notice or other communication given hereunder shall be deemed to have been duly given when hand delivered or five days after being deposited in the U.S. mail, certified, postage prepaid, return receipt requested, addressed as follows (or to such other address as may be given by either party hereto to the other party:

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Licensor:
Star Publishing Company
4850 South Park Avenue
Tucson, Arizona 85726-6887
Attention: Publisher

With a copy to:

Lee Enterprises, Inc.
201 N. Harrison
Davenport, Iowa 52801
Attention: Chief Legal Officer

Licensee:

TNI Partners
4850 South Park Avenue
Tucson, Arizona 85726-6887
Attention: Business Manager

With copies to:

Lee Enterprises, Inc.
201 N. Harrison
Davenport, Iowa 52801
Attention: Chief Legal Officer

Gannett Co., Inc.
7950 Jones Branch Drive
McLean, Virginia 22107
Attention: Chief Financial Officer

9. Law Governing. This License Agreement shall be governed by, construed, and enforced in accordance with the internal laws of the State of Arizona, without giving effect to conflicts of laws principles.

10. Counterparts. This License Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement, and any party hereto may execute this License Agreement by signing one or more counterparts hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this License Agreement as of the 30th day of November, 2009.

STAR PUBLISHING COMPANY

By: /s/ Carl G. Schmidt

Title: Treasurer

TNI PARTNERS

By:	Citizen Publishing Company, General Partner

By:	/s/ Daniel S. Ehrman, Jr.

Title:

By:	Star Publishing Company, General Partner

By: /s/ Carl G. Schmidt

Title: Treasurer

[Signature Page to Star License Agreement]

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